EXHIBIT 10.1

RADIAN GROUP INC.

CERTAIN COMPENSATION ARRANGEMENTS

WITH DIRECTORS FOR 2006

(Effective September 1, 2006)

Cash Compensation

All of Radian’s non-employee directors receive an annual fee for their services of $32,500. Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended.

In addition to the foregoing, Herbert Wender, our non-executive Chairman of the Board, receives an annual fee of $150,000 for serving as Chairman, and the chairmen of the following committees are paid the following annual fees:

Audit and Risk Committee—$12,500

Compensation and Human Resources Committee—$7,500

Credit Committee—$5,000

Governance Committee—$5,000

Investment and Finance Committee—$5,000

All annual fees are paid quarterly in advance, and all meeting fees are payable quarterly in arrears.

Radian maintains a deferred compensation plan for its non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation. Deferring compensation allows directors to defer income tax liability on that compensation and to earn on the deferred amounts a rate of return calculated under one of three different options available to participating directors.

Equity Compensation

Each of Radian’s non-employee directors receives an annual grant of phantom stock, awarded under Radian’s Equity Compensation Plan, equal to $115,000 based on the closing price of Radian’s common stock on the date of the annual grant. Awards of phantom stock to directors generally vest upon the termination of the director’s relationship with Radian.

Radian requires each director to maintain a minimum direct investment in Radian common stock equal to at least $350,000, on or before the later of January 1, 2007 or four years from the date that a director’s service on the board begins.

Directors who are our employees do not receive additional compensation for their service as directors.